EXHIBIT 4.2

Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated for reference as of March 31, 2003 (the "Agreement"), by and among Coronation Acquisition Corp., a Nevada corporation ("Coronation"), Supreme Property, Inc., a Illinois corporation ("Supreme"), and Interstate Transfer Company, as Escrow Agent (the "Escrow Agent").

W I T N E S S E T H:

WHEREAS, Coronation and Supreme have entered into an Agreement and Plan of Exchange and Reorganization, dated as of March 31, 2003 (the "Merger Agreement"), whereby Supreme will merge with and into Coronation on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

WHEREAS, the Merger Agreement provides that each holder of Supreme Shares will, at the Effective Time, be entitled to receive, in exchange for its Supreme Shares, a number of Coronation Shares as determined in accordance with the Merger Agreement (the "Merger Consideration");

WHEREAS, the parties desire (i) that 75% of the Coronation Shares issued in the Merger, (the "Escrow Shares") be subject to the Escrow restrictions described herein (the "Escrow"), and, (ii) at the Effective Time, the Escrow Shares be deposited with the Escrow Agent subject to release in accordance with the terms hereof; and

WHEREAS, the Escrow Agent is willing to act as Escrow Agent, upon the express terms and subject to the express conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:

1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

2. APPOINTMENT OF ESCROW AGENT. Supreme and Coronation hereby appoint Interstate Transfer Company, of Salt Lake City, Utah, the Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby consents to its appointment in such capacity on the terms and conditions of this Agreement.

3. DEPOSIT OF ESCROW SHARES. On the Closing Date, Coronation will deliver to the Escrow Agent (i) a list containing the name, address and number of Escrow Shares held by each Supreme Stockholder (the "Supreme Stockholder List"), (ii) certificates representing the Escrow Shares to be issued to each Supreme Stockholder ("Escrow Certificates"), and (iii) any and all other documents required from time to time by the Escrow Agent to effect transfers of the Escrow Shares in accordance herewith.

4. Release of Escrow Shares.

4.1 Authorized Disbursements. The Escrow Agent is hereby authorized to disburse the Escrow Shares only as follows:

(a) to the Supreme Stockholders in accordance with Section 4.2 of this Agreement;

(b) to the Supreme Stockholders upon receipt of a written instruction signed by Thomas Elliott and Mr. Harry Miller; or

(c) to the Supreme Stockholders in accordance with a final and binding judgment rendered by a court of competent jurisdiction and delivered to the Escrow Agent together with a certificate signed by Coronation (upon which certificate the Escrow Agent shall conclusively rely and act) certifying that said judgment represents a final adjudication by a court of competent jurisdiction.

4.2 Expiration of Escrow; Release of Escrow Shares. Unless released earlier pursuant to Section 4.1, the Escrow Agent shall release and deliver 1/3rd of the Escrow Shares to the Supreme Stockholders, upon Messrs. Elliott and Miller's written instructions, (in the denominations set forth in the Supreme Stockholder List) that Coronation has obtained $3,000,000 in new equity or debt funding. Thereafter the Escrow agent will release and deliver 1/3rd of the Escrow Shares to the Supreme Stockholders in three month increments following the first release of Escrow Shares without any further written notification from Messrs. Elliott or Miller.

5. Certain Rights of the Stockholders.

5.1 Distributions and Dividends. As of the Effective Time, each Supreme Stockholder that complies with the exchange procedures set forth in Section 1.10 of the Merger Agreement shall be entitled to receive directly from Coronation all cash dividends and other distributions paid or made with respect to the Escrow Shares.

6. Escrow Agent.

6.1 Duties of Escrow Agent. The Escrow Agent shall treat the Escrow Shares with such degree of care as it treats its own similar property. It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, and the Escrow Agent shall have no other duties, implied or otherwise. The Escrow Agent's duties are as a depository only, and the Escrow Agent shall incur no responsibility or liability whatsoever, except for its willful misconduct or gross negligence. Except where the terms of this Agreement expressly refer thereto, the Escrow Escrow Agent shall not be bound in any way by any of the terms of the Merger Agreement or any other agreement to which one or more of Coronation and Supreme are parties, whether or not the Escrow Agent has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not the Merger Agreement or any other agreement has been complied with by Coronation and Supreme or any other party thereto. In the event that the Escrow Agent shall be uncertain as to any of its duties or rights hereunder or shall receive instructions, claims or demands which, in its sole judgment, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action other than to keep safely all Escrow Shares held in escrow until it shall be directed otherwise pursuant to a written notice from and executed by Coronation, and the Escrow Agent shall not be responsible or liable for any damages while waiting for such written notice. This Agreement shall not create any fiduciary duty of the Escrow Agent to Coronation or any other person or entity whatsoever nor disqualify the Escrow Escrow Agent from representing any of such parties as transfer agent and/or registrar.

6.2 Reliance by Escrow Agent on Written Notices. The Escrow Agent may conclusively rely and shall be fully authorized and protected in relying upon any written notice, direction, instruction, demand, certificate, advice, opinion or document which it, in good faith, believes to be genuine. Set forth in Schedule 6.2 hereto is a list of the names of the persons authorized to act for Coronation and Harry Miller under this Agreement. The Escrow Agent may conclusively rely on and shall be authorized and fully protected in acting upon the written, facsimile or electronically delivered instructions of Coronation and Harry Miller.

6.3 Risk to Escrow Agent. In no event shall the Escrow Agent be liable (i) for any consequential, punitive or special damages or (ii) for an amount in excess of the value of the Escrow Shares, valued as of the date of deposit. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

6.4 No Investigation by Escrow Agent. The Escrow Agent shall not be required or bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement, order, approval or other paper or document.

6.5 Escrow Agent's Execution of Power. The Escrow Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians, or nominees appointed with due care, and shall not be responsible or liable for the acts or omissions of any agent, attorney, custodian or nominee so appointed except for acts that constitute willful misconduct or gross negligence.

6.6 Legal Proceedings.

(a) The Escrow Agent shall not be required to institute legal proceedings of any kind.

(b) If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects all or any portion of the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of all or any portion of the Escrow Shares), the Escrow Agent is authorized to comply therewith in any manner as it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies in good faith with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect. The Escrow Agent shall provide Coronation with notice, in accordance with Section 7.3, of any such orders, judgments, decrees or writs (along with copies of any related documentation), and the Escrow Agent shall reasonably consult with Coronation and Supreme and its counsel with respect to such legal actions.

6.7 Escrow Agent Reporting. Notwithstanding anything to the contrary herein, except as required by law, in no event shall the Escrow Agent be under a duty to file any reports or withhold or deduct any amounts in respect of taxes due for payments made pursuant to this Agreement.

6.8 Fees of the Escrow Agent. Coronation covenants and agrees to pay to the Escrow Agent from time to time, and the Escrow Agent shall be entitled to, the fees and expenses agreed to in writing between Coronation and the Escrow Agent (which at the date hereof are set forth in Schedule 6.8 hereto) and will further pay or reimburse the Escrow Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in accordance with any of the provisions hereof or any other documents executed in connection herewith (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ), which related expenses, disbursements and advances shall be paid by the requesting party, as set forth therein. The obligations of Coronation under this Section 6.8 to compensate the Escrow Agent and to pay or reimburse the Escrow Agent for reasonable expenses, disbursements and advances shall survive the satisfaction and discharge of this Agreement or the earlier resignation or removal of the Escrow Agent.

6.9 Indemnification of the Escrow Agent. Coronation agrees to indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns harmless from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and reasonable counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder, except as a result of the Escrow Agent's gross negligence or willful misconduct. Such indemnity includes, without limitation, all losses, damages, liabilities and expenses (including reasonable counsel fees and expenses) incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Agreement or involving the subject matter hereof. The indemnification provisions contained in this Section 6.9 are in addition to any other rights any of the indemnified parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

6.10 Successor to Escrow Agent. Any corporation or other entity whatsoever into which the Escrow Agent may be merged or converted or with which it may be consolidated, and any corporation or other entity whatsoever resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party or any corporation or other entity whatsoever succeeding to the business of the Escrow Agent shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto except where an instrument of transfer or assignment is required by law to effect such succession.

6.11 Resignation of Escrow Agent. If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to resign as the Escrow Agent hereunder, it may do so by giving prior written notice of such event to Coronation, Supreme and Harry Miller and thereafter delivering the Escrow Shares to any other agent designated by Coronation and Harry Miller as communicated to the Escrow Agent in writing, and if no such agent shall be designated by Coronation and Harry Miller within 60 calendar days of such written notice, then the Escrow Agent may do so by delivering the Escrow Shares either (a) to any bank or trust located in the State of Nevada which is willing to act as Escrow Agent hereunder in its place (provided that the fees charged by such bank or trust company are not in excess of the fees charged by the Escrow Agent for its services hereunder) or (b) if no such bank or trust company can be retained within a reasonable period after such 60 calendar day period after the delivery by the Escrow Agent of its written notice, then the Escrow Agent shall seek the appointment of its successor as prescribed by the clerk or other proper officer of a court of competent jurisdiction located within the State of Nevada to the extent permitted by law (any such successor to the Escrow Agent, whether designated by Coronation and Harry Miller or pursuant to the clause above or otherwise, is hereinafter referred to as the "Successor Agent"). The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Escrow Agent in connection with such proceeding for the appointment of a Successor Agent shall be paid by Coronation. Coronation and Harry Miller may, at any time after the date hereof, upon 30 calendar days prior written notice to the Escrow Agent, appoint a Successor Agent for the resignation or removal of the Escrow Agent, whereupon the Escrow Agent shall deliver the Escrow Shares to such Successor Agent, as provided below. The reasonable fees of any Successor Agent shall be borne by Coronation. Upon receipt of the identity of the Successor Agent, the Escrow Agent shall deliver the Escrow Shares then held hereunder to the Successor Agent. Upon delivery of the Escrow Shares to the Successor Agent, (i) the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Escrow Shares (except as otherwise provided herein) and (ii) all references herein to the "Escrow Agent" shall, where applicable, be deemed to include such Successor Agent and such Successor Agent shall thereafter become the Escrow Agent for all purposes of this Agreement.

7. Miscellaneous.

7.1 Construction; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

7.2 Amendments and Modifications. No party hereto shall be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by it.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be effective when actually received by the party to which notice is sent as follows:

(a) If to Coronation, to:	With copies to: (which shall not constitute notice)

Thomas Elliott, President Supreme Realty Investment Trust, Inc. (the post merger name of Coronation) 431 E. 75th Street Chicago, IL 60619 (773)873-9850	Harry Miller P.O. Box 741 Bellevue, Washington, 98009 (425)453-0355

(c) If to the Escrow Agent, to:

6084 South 900 East, Suite 101 Salt Lake City, UT 84121 (801) 281-9746

or to such other address as the person to whom notice is being given may have previously furnished to the other parties in writing in the manner set forth above.

7.4 Assignment. Subject to Sections 6.10 and 6.11, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Coronation, Supreme and the Escrow Agent; provided that Coronation may assign its rights and obligations to any affiliate, but no such assignment shall relieve such Coronation of its obligations hereunder. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

7.5 Termination of Agreement. This Agreement shall terminate when all of the Escrow Shares have been delivered according to the terms of this Agreement.

7.6 Representation. Each of the parties hereby represents and warrants that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation.

7.7 Other Miscellaneous Provisions.

(a) This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(b) Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

(c) Each party agrees that any suit, action or proceeding with respect to this Agreement, and the performance of the parties hereunder shall only be brought in the courts of the State of Nevada, including any federal court located within the State of Nevada. Accordingly, each party submits irrevocably to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding and waives irrevocably any right which it may have to bring any such suit, action or proceeding in any forum other than a court of the State of Nevada, or in any federal court located within the State of Nevada, and any defense which it may have to the enforcement of this provision, whether based on the inconvenience of the forum or otherwise.

(d) The Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only. Coronation agrees to pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Shares incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Any payments of income in respect of the

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
THE NEXT PAGE IS THE SIGNATURE PAGE]

Escrow Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate forms for tax I.D. number certifications.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.
SUPREME PROPERTY, INC. /s Thomas Elliott By: ____________________ Name: Thomas Elliott Title: President and CEO	CORONATION ACQUISITION CORP. /s/ Harry Miller By: ____________________ Name: Harry Miller Title: President and CEO
ESCROW AGENT: Interstate Transfer Company as Escrow Agent /s/ Janis Patterson By: _____________________________ Name: Janis Patterson Title: President